UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 21, 2011
VERAMARK TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-13898	16-1192368

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1565 Jefferson Rd, Rochester, New York	14623

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (585) 381-6000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry Into Material Definitive Agreements
On January 21, 2011, Veramark Technologies, Inc. (the “Registrant”) announced that it entered into an Employment Agreement, effective as of January 1, 2011 (the “Commencement Date”) with Anthony C. Mazzullo (the “Agreement”). A copy of the Agreement entered into on January 21, 2011 is being filed as an Exhibit to this Current Report on Form 8-K.
Pursuant to the terms of the Agreement, Mr. Mazzullo will be employed by the Registrant as its President and Chief Executive Officer. Mr. Mazzullo will be employed “at will” and, subject to the terms of the Agreement, his employment may be terminated by him or by the Registrant. The Agreement governs the terms of his employment through and including December 31, 2012 (unless his employment is terminated earlier in accordance with the terms of the Agreement). The term of the Agreement will be automatically extended for additional successive one-year periods, (each “Renewal Term”) unless either party notifies the other in writing not less than 90 days prior to each anniversary date of the Commencement Date that the Agreement will not be extended.
The material terms and benefits to Mr. Mazzullo under the Agreement, include:
•	An annual gross salary at the rate of $275,000 per year, subject to increase (but not decrease) as determined by the Board of Directors (“Board”) or an authorized Committee of the Board. Mr. Mazzullo’s annual salary rate will be reviewed annually.
•	Mr. Mazzullo will be eligible to receive an annual performance bonus based on targeted performance objectives determined each year by the Board or an authorized committee in its sole discretion. The Board will use reasonable efforts to establish performance objectives (that may include revenues, new orders and operating income for each calendar year) on or before the date that is thirty days (30) after it approves the Corporation’s operating plan for the same year. The bonus will be earned based upon achievement of such objectives
•	On the Commencement Date, Mr. Mazzullo shall be granted options to purchase one hundred thousand (100,000) shares of the Registrant’s $0.10 par value common stock, (“Common Stock), exercisable at the closing price of such common stock on the first trading day after approval of the Agreement by the Board. Such options will have a term of ten (10) years, and be subject to the Registrant’s 1998 Long Term Incentive Plan. Such options will vest as to up to fifty thousand (50,000) shares on December 31, 2011, and as to up to fifty thousand (50,000) shares on December 31, 2012, subject to achievement of the same objectives as apply to the annual performance bonus.

•	At the beginning of each Renewal Term, Mr. Mazzullo shall be granted options to purchase fifty thousand (50,000) shares of Common Stock, exercisable at the closing price of such Common Stock on the first trading day of such Renewal Term. Such options shall be subject the same terms and conditions, including vesting and achievement targets, as the options granted on the Commencement Date.
•	Mr. Mazzullo will be entitled to vacation and expense reimbursement and to 401(k) and other benefit plans or arrangements generally made available by the Registrant to its executive employees.
•	The Registrant agrees to nominate Mr. Mazzullo for election as a director at each annual meeting during the term of the Agreement.
•	The Registrant may terminate Mr. Mazzullo’s employment for “cause” as defined in the Agreement.
•	Each of the Registrant and Mr. Mazzullo can elect to voluntarily terminate Mr. Mazzullo’s employment under the Agreement. Mr. Mazzullo is required to provide 90 days prior written notice for such voluntary termination.
•	Mr. Mazzullo’s employment will terminate by reason of his death or disability (as defined in the Agreement).
•	In the event of Voluntary Termination (as defined in the Agreement) initiated by the Registrant without cause, Mr. Mazzullo will continue to receive salary at the rate in effect on the Date of Termination for a period of sixteen (16) months from Date of Termination. Benefits, including medical coverage, shall continue for the same period.
•	In the event of a Voluntary Termination of Mr. Mazzullo’s employment initiated by the Registrant, within twelve months following the effective date of a “Change in Control” (as defined in the Agreement), unless Mr. Mazzullo is offered a job with the successor to the Company at a location not more than fifty (50) miles from Registrant’s location at which Mr. Mazzullo is principally rendering services, at an equivalent or greater salary, and with a comparable job title and responsibilities, Mr. Mazzullo will be entitled to a lump sum payment of twelve months salary plus the target bonus for the year then in effect, and the continuation of his benefits including medical coverage, for twelve months.
•	The Agreement contains covenants and commitments relating to ownership of intellectual property, non-disclosure of confidential information, non-competition and non-solicitation of employees and customers. The period of non-competition and non-solicitation of employees or customers is twelve months from the Date of Termination of employment, except in the event of a Voluntary Termination by the Registrant of Mr. Mazzullo’s employment, in which event the period is sixteen months.

There is no material relationship between the Registrant or its affiliates and Mr. Mazzullo except as pertains to Mr. Mazzullo’s Employment Agreement.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 21, 2011, the Registrant announced that it entered into an Employment Agreement, effective as of January 1, 2011 with Anthony C. Mazzullo (the “Agreement”). The Agreement is more fully described in the response to Item 1.01 and a copy of the Agreement is being filed as an Exhibit to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
Exhibit 10.1	Employment Agreement between the Registrant and Anthony C. Mazzullo, dated as of January 21, 2011.
SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Pittsford, New York on January 26, 2011.

Veramark Technologies, Inc.
By:	/s/ Ronald C. Lundy
Ronald C. Lundy,
Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

Exhibit 10.1	Employment Agreement between the Registrant and Anthony C. Mazzullo, dated as of January 21, 2011.